Exhibit (i)(1)

May 13, 2005

AXA	Enterprise Funds Trust
Atlanta	Financial Center
3343	Peachtree Road, N.E.
Suite	450
Atlanta,	GA 30326

Ladies and Gentlemen:

We have acted as counsel to AXA Enterprise Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation of the Trust’s registration statement on Form N-1A (File Nos. 333-121788 and 811-21695), initially filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2004 and amended on May 13, 2005 (the “Registration Statement”), registering an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest of each series of the Trust listed in Schedule A attached to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to certain matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Trust’s Agreement and Declaration of Trust (the “Agreement”) and Bylaws, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we also have relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

AXA Enterprise Funds Trust

May 13, 2005

2.	When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to this firm in the statement of additional information that is being filed as part thereof. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP

AXA Enterprise Funds Trust

May 13, 2005

SCHEDULE A

AXA Enterprise Funds Trust

AXA Enterprise Capital Appreciation Fund

AXA Enterprise Deep Value Fund

AXA Enterprise Equity Fund

AXA Enterprise Equity Income Fund

AXA Enterprise Global Financial Services Fund

AXA Enterprise Global Socially Responsive Fund

AXA Enterprise Government Securities Fund

AXA Enterprise Growth Fund

AXA Enterprise Growth and Income Fund

AXA Enterprise High-Yield Bond Fund

AXA Enterprise International Growth Fund

AXA Enterprise Mergers and Acquisitions Fund

AXA Enterprise Money Market Fund

AXA Enterprise Short Duration Bond Fund

AXA Enterprise Small Company Growth Fund

AXA Enterprise Small Company Value Fund

AXA Enterprise Tax-Exempt Income Fund